FORM 3

                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION          _____________________
                WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                    |---------------------|
                 INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                    |   DECEMBER 31, 2001 |
      Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,            |BURDEN HOURS         |
       Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940

-----------------------------------------------------------------------------
1.  Name and Address of Reporting Person

           Cunliffe                        Eric
        ---------------------------------------------------------------------
       (Last)                      (First)                    (Middle)

        11115 Rushmore Drive
        ---------------------------------------------------------------------
                                  (Street)

        Charlotte                   NC                         28277
        ---------------------------------------------------------------------
       (City)                      (State)                      (Zip)

-----------------------------------------------------------------------------
2.  Date of Event Requiring Statement (Month/Day/Year)

        August 2, 2000
-----------------------------------------------------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)

-----------------------------------------------------------------------------
4.  Issuer Name and Ticker or Trading Symbol

        Lending Tree, Inc. "TREE"

-----------------------------------------------------------------------------
5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (  ) Director
    (  ) 10% Owner
    (xx) Officer (give title below)
    (  ) Other (specify title below)
     ---------------------------------

     Senior VP-General Manager, HomeSpace Services

-----------------------------------------------------------------------------
6.  If Amendment, Date of Original (Month/Day/Year)

-----------------------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)
    _X_Form filed by One Reporting Person
    ___Form filed by More than One Reporting Person

=============================================================================
TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
-----------------------------------------------------------------------------
|1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
|   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
|                    |   Beneficially|   (D) or      |   Beneficial       |
|                    |   Owned       |   Indirect (I)|   Ownership        |
|                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
|--------------------|---------------|---------------|--------------------|
===========================================================================

       N/A

TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
-----------------------------------------------------------------------------
1. Title of Derivative Security (Instr. 4)
   Option
   Option
   Option
-----------------------------------------------------------------------------
2. Date Exercisable and Expiration Date (Month/Day/Year)

   (i)   08/02/04 (1)                                08/02/10
   (ii)  08/02/04 (1)                                08/02/10
   (iii) 10/2/04  (1)                                04/04/10
  -----------------------                          --------------------
     Date Exercisable                               Expiration Date
-----------------------------------------------------------------------------
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

        (i)    Common Stock                    55,412
        (ii)   Common Stock                    19,588
        (iii)  Common Stock                    40,000
        -------------------------         --------------------------
               Title                       Amount or Number of Shares
-----------------------------------------------------------------------------
4. Conversion or Exercise Price of Derivative Security

        (i)            $7.22
        (ii)           $7.22
        (iii)          $3.84

-----------------------------------------------------------------------------
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
   (Instr. 5)

        (i)           D
        (ii)          D
        (iii)         D
-----------------------------------------------------------------------------
6. Nature of Indirect Beneficial Ownership (Instr. 5)

        (i)           N/A
        (ii)          N/A
        (iii)         N/A
=============================================================================

   EXPLANATION OF RESPONSES:

(1) Vests over four years.


      /s/ Eric Cunliffe                               10/4/2000
   -------------------------------------           ----------------
   **  SIGNATURE OF REPORTING PERSON                      DATE


-----------------------------

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
===========================================================================